Exhibit 4.1

BOSTON PROPERTIES LIMITED PARTNERSHIP

ISSUER

to

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

TRUSTEE

Supplemental Indenture No. 8

Dated as of October 9, 2009

$700,000,000

of

5.875 % Senior Notes due 2019

THIS SUPPLEMENTAL INDENTURE NO. 8, dated as of October 9, 2009 (the “Eighth Supplemental Indenture”), between BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (herein called the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore delivered to the Trustee an Indenture dated as of December 13, 2002 (the “Senior Indenture”), providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsecured and unsubordinated indebtedness (the “Securities”).

WHEREAS, Section 3.01 of the Senior Indenture provides for various matters with respect to any series of Securities issued under the Senior Indenture to be established in an indenture supplemental to the Senior Indenture.

WHEREAS, Section 9.01(7) of the Senior Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Senior Indenture to establish the form or terms of Securities of any series as provided by Sections 2.01 and 3.01 of the Senior Indenture.

WHEREAS, the Board of Directors of Boston Properties, Inc. (“Boston Properties”), the general partner of the Company, has duly adopted resolutions authorizing the Company to execute and deliver this Eighth Supplemental Indenture; and

WHEREAS, all of the conditions and requirements necessary to make this Eighth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS EIGHTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities of such series, as follows:

ARTICLE ONE

RELATION TO SENIOR INDENTURE; DEFINITIONS

SECTION 1.1. Relation to Senior Indenture.

This Eighth Supplemental Indenture constitutes an integral part of the Senior Indenture.

SECTION 1.2. Definitions.

For all purposes of this Eighth Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(1) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Senior Indenture; and

(2) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Eighth Supplemental Indenture.

“Annualized Consolidated EBITDA” means, for any quarter, the product of Consolidated EBITDA for such period of time multiplied by four (4), provided that any non-recurring item that is an expense shall be added back to net income in determining such Consolidated EBITDA before such multiplication and deducted once from such product, and further provided that any non-recurring item that is income shall be added to such product once and shall not be multiplied by four.

“Annualized Interest Expense” means, for any quarter, the Interest Expense for that quarter multiplied by four (4).

“Another Person’s Share” means, in connection with the defined term “Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries”, (1) the aggregate direct and indirect interests of each Person other than the Company or any of its Subsidiaries in the equity capital of the applicable Partially-Owned Entity, calculated by subtracting from 100% the Percentage Interest with respect to such Partially-Owned Entity, or (2) in the case of reimbursement owed to the Company or any of its Subsidiaries by a third party in respect of payment made under a guaranty, the amount to be reimbursed to the Company or any of its Subsidiaries by such third party.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Capitalization Rate” means: (i) 9.0% for properties other than the CBD Properties, and (ii) 8.0% for properties which are CBD Properties.

“Capitalized Property Value” means, as of any date, the sum of (1) with respect to CBD Properties and non-CBD Properties, in each case that are not hotel properties, the aggregate sum of all Property EBITDA for each such CBD Property and non-CBD Property for the Latest Completed Quarter prior to such date, annualized (i.e., multiplied by four (4)), and capitalized at the applicable Capitalization Rate plus (2) with respect to CBD Properties and non-CBD Properties, in each case that are hotel properties, the aggregate sum of all Property EBITDA for each such CBD Property and non-CBD Property for the most recent four (4) consecutive completed fiscal quarters, capitalized at the applicable Capitalization Rate; provided, however, that if the value of a particular property calculated pursuant to clause (1) or (2) above, as applicable, is less than the undepreciated book value of such property, as determined in accordance with GAAP, such undepreciated book value shall be used in lieu thereof with respect to such property.

“CBD Properties” means each of the properties set forth on Schedule A attached hereto, together with each additional property which is, from time to time, determined in good faith by the Company to be located within the central business district of a CBD Market and designated by the Company as a CBD Property in accordance with Section 2.19 hereof.

“CBD Markets” means each of the markets set forth on Schedule B attached hereto.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 P.M. on the third business day preceding such Redemption Date, as set forth on “Reuters Page 500” (or such other page as may replace Reuters Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time (i) the average of the Reference Treasury Dealer Quotations obtained by the Trustee for such Redemption Date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain at least four such Reference Treasury Dealers Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Trustee.

“Consolidated EBITDA” means, for any period of time, without duplication (1) net income (loss), excluding net derivative gains and gains (losses) on dispositions of real estate, before deductions for (i) Interest Expense, (ii) taxes, (iii) depreciation, amortization, net derivative losses and all other non-cash items, as determined in good faith by the Company, deducted in arriving at net income (loss), (iv) extraordinary items, (v) non-recurring items, as determined in good faith by the Company (including prepayment penalties), and (vi) noncontrolling interest, of the Company and its Subsidiaries; plus (2) the product of (A) net income (loss), excluding net derivative gains and gains (losses) on dispositions of real estate, before deductions for (i) interest expense, (ii) taxes, (iii) depreciation, amortization, net derivative losses and all other non-cash items, as determined in good faith by the Company, deducted in arriving at net income (loss), (iv) extraordinary items, and (v) non-recurring items, as determined in good faith by the Company (including prepayment penalties), of Partially-Owned Entities, multiplied by (B) the Company’s and its Subsidiaries’ percentage share of such Partially-Owned Entities; minus (3) the Company’s income (loss) from Partially-Owned Entities. In each of cases (1), (2) and (3) for such period, amounts shall be as reasonably determined by the Company in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. Consolidated EBITDA shall be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its subsidiaries prepared in accordance with GAAP. For purposes of this definition, if as of any date or for any period actual consolidated financial statements of any Person have not been prepared, then this term shall include the books and records of that Person ordinarily used in the preparation of such financial statements.

“Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries” means, as of any date, without duplication, those liabilities of the Company or any of its Subsidiaries consisting of indebtedness for borrowed money, as determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the Consolidated Financial Statements of the Company as of that date; provided, however, that Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries shall exclude Another Person’s Share of Duplicated Obligations.

“Debt” means, as of any date, without duplication, (1) in the case of the Company, all indebtedness and liabilities for borrowed money, secured or unsecured, of the Company, including the Notes to the extent outstanding from time to time; (2) in the case of the Company’s Subsidiaries, all indebtedness and liabilities for borrowed money, secured or unsecured, of the Subsidiaries, including in each of cases (1) and (2) mortgage and other notes payable, but excluding in each of cases (1) and (2) any indebtedness, including mortgages and other notes payable, which is secured by cash, cash equivalents or marketable securities or defeased (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness; provided that such trustee holds such cash for not more than 60 days from the date of deposit); and (3) all Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries. It is understood that Debt shall not include any redeemable equity interest in the Company.

“Defaulted Interest” has the meaning specified in Section 2.3 hereof.

“Definitive Note” means a certificated Note in the form of Exhibit A hereto, registered in the name of the Holder thereof and issued in accordance with Section 2.11 hereof, except that such Note shall not bear the Global Note Legend.

“Depositary” has the meaning assigned to it in Section 2.9(a) hereof.

“Duplicated Obligations” means, as of any date, collectively, all those payment guaranties in respect of indebtedness and other liabilities, secured or unsecured, of Partially-Owned Entities, including mortgage and other notes payable, for which (1) the Company or any of its Subsidiaries, on the one hand, and another Person or Persons, on the other hand, are jointly and severally liable or (2) the Company or any of its Subsidiaries are entitled to reimbursement in respect of payment under such guaranties from another Person or Persons.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

“Global Notes” means, individually or collectively, any of the Notes issued as Global Securities under the Senior Indenture.

“Global Note Legend” means the legend set forth in Section 2.03 of the Senior Indenture, which is required to be placed on all Global Notes issued under the Senior Indenture.

“Holders” has the meaning specified in Section 2.3 hereof.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Debt or other obligation, and “Incurrence” and “Incurred” have the meanings correlative to the foregoing.

“Independent Investment Banker” means such independent investment banking institution of national standing appointed by the Company from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intercompany Debt” means, as of any date, Debt to which the only parties are Boston Properties, the Company, any Subsidiary of either of them as of that date or any Partially-Owned Entity.

“Interest Expense” means, for any period of time, the aggregate amount of interest recorded in accordance with GAAP for such period of time by the Company and its Subsidiaries, but excluding: (i) interest reserves funded from the proceeds of any loan and (ii) amortization of deferred financing costs; and including, without duplication: (A) effective interest in respect of original issue discount as determined in accordance with GAAP; and (B) without limitation or duplication, the interest expense (determined as provided above) of Partially-Owned Entities, multiplied by the Company’s Percentage Interest of the Partially-Owned Entity Outstanding Debt in such Partially-Owned Entities, in all cases as reflected in the applicable Consolidated Financial Statements.

“Interest Payment Date” has the meaning specified in Section 2.3 hereof.

“Latest Completed Quarter” means the most recently ended fiscal quarter of the Company for which Consolidated Financial Statements of the Company have been completed, it being understood that at any time when the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files annual and quarterly reports with the Commission, the term “Latest Completed Quarter” shall be deemed to refer to the fiscal quarter covered by the Company’s most recently filed Quarterly Report on Form 10-Q, or, in the case of the last fiscal quarter of the year, the Company’s Annual Report on Form 10-K.

“Lien” means, without duplication, any lien, mortgage, trust deed, deed of trust, deed to secure debt, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest; provided, that for purposes hereof, “Lien” shall not include any mortgage that has been defeased by the Company, any of its Subsidiaries or any of the Partially-Owned Entities in accordance with the provisions thereof through the deposit of cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness).

“Notes” has the meaning specified in Section 2.1 hereof.

“Partially-Owned Entity” means, at any time, any of the partnerships, associations, corporations, limited liability companies, trusts, joint ventures or other business entities in which the Company, directly, or indirectly through full or partial ownership of another entity, owns an equity interest, but which is not required in accordance with GAAP to be consolidated with the Company for financial reporting purposes.

“Partially-Owned Entity Outstanding Debt” means, as of any date, the aggregate principal amount of all outstanding indebtedness and liabilities for borrowed money, secured or unsecured, of the applicable Partially-Owned Entity, including mortgage and other notes payable but excluding any indebtedness which is secured by cash, cash equivalents or marketable securities or defeased (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness), all as reflected in the Consolidated Financial Statements of such Partially-Owned Entity as of such date.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary, as the case may be (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

“Percentage Interest” means, with respect to a Partially-Owned Entity, the Company’s direct or indirect interest in the equity capital of such entity without giving effect to any incentive or performance-based sharing in the entity’s cash flow from operations or proceeds from capital transactions in excess of such equity interest.

“Property EBITDA” means for any property, CBD Property or non-CBD Property, for any period of time, without duplication, (1) if the property is owned by the Company or any of its Subsidiaries, the net income (loss) derived from such property, excluding net derivative gains and gains (losses) on dispositions of real estate, before deductions for (i) Interest Expense, (ii) taxes, (iii) depreciation, amortization, net derivative losses and all other non-cash items, as determined in good faith by the Company, deducted in arriving at net income (loss), (iv) extraordinary items, (v) non-recurring items, as determined in good faith by the Company (including prepayment penalties), and (vi) noncontrolling interest, and (2) if the property is owned by a Partially-Owned Entity, the product of (A) net income (loss) derived from such property, excluding net derivative gains and gains (losses) on dispositions of real estate, before deductions for (i) interest expense, (ii) taxes, (iii) depreciation, amortization, net derivative losses and all other non-cash items, as determined in good faith by the Company, deducted in arriving at net income (loss), (iv) extraordinary items, and (v) non-recurring items, as determined in good faith by the Company (including prepayment penalties), multiplied by (B) the Company’s and its Subsidiaries’ percentage share of such Partially-Owned Entity. In each of cases (1) and (2) for such period, amounts shall be as reasonably determined by the Company in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. Property EBITDA shall be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period. For purposes of this definition, in the case of (1) and (2) above, Property EBITDA shall exclude general and administrative expenses as reflected in the Company’s audited year-end Consolidated Financial

Statements or reviewed interim Consolidated Financial Statements available for the Latest Completed Quarter or the most recent four (4) consecutive completed fiscal quarters, as applicable.

“Reference Treasury Dealer” means, as determined by the Company, either (a) Banc of America Securities LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (or any of their respective successors) and one other primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) appointed by the Company or (b) one Primary Treasury Dealer appointed by the Company and three other Primary Treasury Dealers selected by the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

“Regular Record Date” has the meaning specified in Section 2.3 hereof.

“Secured Debt” means, as of any date, that portion of Total Outstanding Debt as of that date that is secured by a Lien on properties or other assets of the Company, any of its Subsidiaries or any of the Partially-Owned Entities.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Special Record Date” has the meaning specified in Section 2.3 hereof.

“Stated Maturity Date” has the meaning specified in Section 2.3 hereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership association, joint venture, trust, limited liability company or other business entity which is required to be consolidated with the Company or Boston Properties in accordance with GAAP.

“Total Assets” means, with respect to any Incurrence of Debt or Secured Debt, as of any date, in each case as determined by the Company without duplication, the sum of: (1) Capitalized Property Value; (2) cash, cash equivalents and marketable securities of the Company and its Subsidiaries, determined in accordance with GAAP; (3) with respect to notes receivable and mortgages, the lesser of (i) the aggregate amount of principal under such note or mortgage that will be due and payable to the Company or its Subsidiaries and (ii) the purchase price paid by the Company or its Subsidiaries to acquire such note or mortgage; (4) with respect to real estate assets which are undeveloped land, the book value thereof in accordance with GAAP; (5) without duplication, the cost basis of properties of the Company and its Subsidiaries that are under development, determined in accordance with GAAP, as of the end of the quarterly period used for purposes of clause (1) above; (6) without duplication, the proceeds of the Debt or Secured Debt or the assets to be acquired in exchange for such proceeds, as the case may be, other than Intercompany Debt, Incurred from the end of the Latest Completed Quarter prior to the Incurrence of the Debt or Secured Debt, as the case may be, to the date of determination; and (7) the Company’s and its Subsidiaries’ percentage share of Partially-Owned Entities’ assets described in clauses (1), (2), (3), (4), (5) and (6) above.

“Total Outstanding Debt” means, as of any date, the sum, without duplication, of (1) the aggregate principal amount of all outstanding Debt of the Company as of that date; (2) the aggregate principal amount of all outstanding Debt of the Company’s Subsidiaries, all as of that date; and (3) the sum of the aggregate principal amount of all Partially-Owned Entity Outstanding Debt of each of the Partially-Owned Entities multiplied by the Company’s respective Percentage Interest in such Partially-Owned Entity as of that date.

“Treasury Yield” means, with respect to any Redemption Date applicable to the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Redemption Date.

“Unencumbered Assets” means, as of any date, in each case as determined by the Company without duplication, the sum of: (1) Unencumbered Capitalized Property Value; (2) cash, cash equivalents and marketable securities of the Company and its Subsidiaries, other than restricted cash, cash equivalents and marketable securities pledged to secure Debt, determined in accordance with GAAP; (3) with respect to notes receivable and mortgages, the lesser of (i) the aggregate amount of principal under such note or mortgage that will be due and payable to the Company or its Subsidiaries and (ii) the purchase price paid by the Company or its Subsidiaries to acquire such note or mortgage, except any notes receivable or mortgages that are serving as collateral for Secured Debt; (4) with respect to real estate assets which are undeveloped land, the book value thereof in accordance with GAAP, except any land that is serving as collateral for Secured Debt; (5) without duplication, the cost basis of properties of the Company and its Subsidiaries that are under development, determined in accordance with GAAP, as of the end of the quarterly period used for purposes of clause (1) above, except any properties that are serving as collateral for Secured Debt; (6) without duplication, the proceeds of the Debt or Secured Debt or the assets to be acquired in exchange for such proceeds, as the case may be, other than Intercompany Debt, Incurred from the end of the Latest Completed Quarter prior to such date to the date of determination, except in each case any proceeds or assets that are serving as collateral for Secured Debt; and (7) the Company’s and its Subsidiaries’ percentage share, of Partially-Owned Entities’ assets described in clauses (1), (2), (3), (4), (5) and (6) above. For the avoidance of doubt, cash held by a “qualified intermediary” in connection with proposed like-kind exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, which may be classified as “restricted” for GAAP purposes shall nonetheless be included in clause

(2) above, so long as the Company or any of its Subsidiaries has the right to (i) direct the qualified intermediary to return such cash to the Company or such Subsidiary if and when the Company or such Subsidiary fails to identify or acquire the proposed like-kind property or at the end of the 180-day replacement period or (ii) direct the qualified intermediary to use such cash to acquire like-kind property.

“Unencumbered Capitalized Property Value” means, as of any date, the sum of (1) with respect to CBD Properties and non-CBD Properties, in each case that are not hotel properties, the aggregate of all Unencumbered Property EBITDA for each such CBD Property and non-CBD Property for the Latest Completed Quarter prior to such date, annualized (i.e., multiplied by four (4)), and capitalized at the applicable Capitalization Rate plus, (2) with respect to CBD Properties and non-CBD Properties, in each case that are hotel properties, the aggregate of all Unencumbered Property EBITDA for each such CBD Property and non-CBD Property for the most recent four (4) consecutive complete fiscal quarters, capitalized at the applicable Capitalization Rate; provided, however, that if the value of a particular property calculated pursuant to clause (1) or (2) above, as applicable, is less than the undepreciated book value of such property determined in accordance with GAAP, such undepreciated book value shall be used in lieu thereof with respect to such property.

“Unencumbered Consolidated EBITDA” means, for any period of time, Consolidated EBITDA for such period of time less any portion thereof attributable to assets serving as collateral for Secured Debt.

“Unencumbered Property EBITDA” means, for any period of time, Property EBITDA for such period of time less any portion thereof attributable to assets serving as collateral for Secured Debt.

“Unsecured Debt” means, as of any date, that portion of Total Outstanding Debt as of that date that is neither Secured Debt nor Contingent Liabilities of Boston Properties Limited Partnership and Subsidiaries.

ARTICLE TWO

THE NOTES

SECTION 2.1. Title of the Securities.

There shall be a series of Securities designated the “5.875% Senior Notes due 2019” (the “Notes”).

SECTION 2.2. Limitation on Initial Aggregate Principal Amount; Further Issuances.

The aggregate principal amount of the Notes initially shall be limited to $700,000,000. The Company may, from time to time, subject to Section 2.4 of this

Eighth Supplemental Indenture and applicable law, create and issue additional Notes under this Eighth Supplemental Indenture ranking equally and ratably with the outstanding Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional Notes or except for the first payment of interest following the issue date of such additional Notes) without notice to or the consent of the Holders of outstanding Notes. The initially issued Notes and any additional Notes subsequently issued shall be consolidated and form a single series with the outstanding Notes for all purposes of this Eighth Supplemental Indenture and shall have the same terms as to status, redemption or otherwise as the outstanding Notes. Any such additional Notes referred to in this Section 2.2 will be issued under a further supplemental indenture.

Nothing contained in this Section 2.2 or elsewhere in this Eighth Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 3.03, 3.04, 3.05, 3.06, 9.06, 11.07 and 13.05 of the Senior Indenture.

SECTION 2.3. Interest and Interest Rates; Maturity Date of Notes.

(a) The Notes shall bear interest at 5.875% per annum from October 9, 2009 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2010 (each, an “Interest Payment Date”), to the persons (the “Holders”) in whose name the applicable Notes are registered in the Security Register at the close of business 15 calendar days prior to such Interest Payment Date (i.e., March 31 and September 30, respectively) (regardless of whether such day is a Business Day, as defined below), as the case may be (each, a “Regular Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest, if any, not punctually paid or duly provided for on any Interest Payment Date with respect to a Note (“Defaulted Interest”) shall forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Note is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, as more particularly described in the Senior Indenture.

(b) If any Interest Payment Date or Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

(c) The Notes shall mature on October 15, 2019 (the “Stated Maturity Date”).

SECTION 2.4. Limitations on Incurrence of Debt.

In addition to the covenants set forth in Article Ten of the Senior Indenture, there are established pursuant to Section 9.01(2) of the Senior Indenture the following covenants for the benefit of the Holders of the Notes and to which the Notes shall be subject:

(a) The Company shall not, and shall not permit any Subsidiary to, Incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the Incurrence of the additional Debt and any other Debt, other than Intercompany Debt, Incurred since the end of the Latest Completed Quarter prior to the Incurrence of the additional Debt and the application of the net proceeds of the additional Debt and such other Debt, Total Outstanding Debt would exceed 60% of Total Assets, in each case determined as of the end of such Latest Completed Quarter.

(b) The Company shall not, and shall not permit any Subsidiary to, Incur any Secured Debt, other than Secured Debt that is also Intercompany Debt, if, immediately after giving effect to the Incurrence of the additional Secured Debt and any other Secured Debt, other than Intercompany Debt, Incurred since the end of the Latest Completed Quarter prior to the Incurrence of the additional Secured Debt and the application of the net proceeds of the additional Secured Debt and such other Secured Debt, the aggregate principal amount of all outstanding Secured Debt is greater than 50% of Total Assets determined as of the end of such Latest Completed Quarter.

(c) The Company shall not, and shall not permit any Subsidiary to, Incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the Incurrence of the additional Debt, the ratio of Annualized Consolidated EBITDA for the Latest Completed Quarter prior to the Incurrence of the additional Debt, to Annualized Interest Expense for that quarter would be less than 1.50 to 1.00 on a pro forma basis after giving effect to the Incurrence of the additional Debt and to the application of the net proceeds therefrom, and calculated on the assumption, without duplication, that: (i) the additional Debt and any other Debt Incurred by the Company, any of its Subsidiaries or any of the Partially-Owned Entities from the first day of that quarter to the date of determination, which was outstanding at the date of determination, had been Incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the net proceeds of that Debt, including to refinance (1) Debt under any revolving credit facility or (2) other Debt, had occurred at the beginning of that period; (ii) the repayment or retirement of any other Debt repaid or retired by the Company, any of its Subsidiaries or any of the Partially-Owned Entities from the first day of that quarter to the date of determination occurred at the beginning of that period; provided that, except as set forth in clause (i) or (iii) of this Section 2.4(c), in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during that period; and (iii) in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by the Company, any of its Subsidiaries or any of the Partially-Owned Entities from the first day of that quarter to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, (1) the acquisition, disposition, placement in service or removal from service had occurred as of the first day of that period, with the appropriate adjustments to Annualized Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation and (2) the application of the net proceeds from a disposition to repay or refinance Debt, including, without limitation, Debt under any revolving credit facility, had occurred on the first day of that period.

(d) The Company and its Subsidiaries shall maintain at all times Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Company and its Subsidiaries.

SECTION 2.5. Optional Redemption.

The Notes shall be redeemable, at the option of the Company, in whole at any time or in part from time to time, upon not less than 30 days but not more than 60 days’ prior notice mailed to the registered address of each Holder of Notes to be so redeemed, at a redemption price equal to (x) if the Notes are redeemed more than 90 days prior to the Stated Maturity Date, the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of (A) the present values as of the Redemption Date of the remaining scheduled payments of principal and interest thereon from the Redemption Date to the date of Maturity (except for currently accrued but unpaid interest) discounted to the Redemption Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the applicable Treasury Yield, plus 40 basis points, plus (B) accrued and unpaid interest to the Redemption Date or (y) if the Notes are redeemed 90 days or fewer prior to the Stated Maturity Date, 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the Redemption Date.

SECTION 2.6. Places of Payment.

The Places of Payment where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Company in respect of the Notes and the Senior Indenture may be served shall be in the Borough of Manhattan, The City of New York, and the office or agency for such purpose shall initially be located at c/o The Bank of New York Mellon Trust Company, N.A., 101 Barclay Street-21W, New York, NY 10286.

SECTION 2.7. Method of Payment.

Payment of the principal of and interest on the Notes shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York (which shall initially be an office or agency of the Trustee), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payments of principal and interest on the Notes (other than payments of principal and interest due at Maturity) may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto located within the United States.

SECTION 2.8. Currency.

Principal and interest on the Notes shall be payable in Dollars.

SECTION 2.9. Global Form.

The Notes shall be issuable and transferable in fully registered form as Registered Securities, without coupons. The Notes shall initially be issued in the form of one or more permanent Global Notes. The depository for the Notes shall be The Depository Trust Company (the “Depositary”). The Notes shall not be issuable in definitive form except as provided in Section 2.11(a) of this Eighth Supplemental Indenture.

SECTION 2.10. Form of Notes and Execution.

The Notes shall be substantially in the form attached as Exhibit A hereto. The Notes shall be signed in the name and on the behalf of the Company by the manual or facsimile signature of the Chairman of the Board of Directors, Chief Executive Officer, President, any of its Executive or Senior Vice Presidents, Managing Director, or any of its Vice Presidents (whether or not designated by a number or numbers or word or words before or after the title “Vice President”).

SECTION 2.11. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if (i) the Company delivers to the Trustee notice from the Depositary stating that it is unwilling or unable to continue to act as a clearing agency for the Notes or is no longer a clearing agency registered under the Exchange Act or other applicable law and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice; or (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee. Upon the occurrence of any of the preceding events, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.

(b) Transfer of Beneficial Interests in the Global Notes. The transfer of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of the Senior Indenture and the applicable procedures of the Depositary.

(c) Exchange of Beneficial Interests in Global Notes for Definitive Notes. A holder of a beneficial interest in a Global Note may, in the circumstances described in Section 2.11(a), have such beneficial interest exchanged by the Company for a Definitive Note.

The transferor of a beneficial interest in a Global Note must deliver to the Security Registrar (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be exchanged and (2) instructions given by the Depositary to the Security Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the exchange. In any such case, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.11(e) hereof, and the Company shall execute and the Trustee, upon receipt of a Company Order in accordance with the Senior Indenture, shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Global Note pursuant to this Section 2.11(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Security Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer of Definitive Notes. Upon request by a Holder of Definitive Notes, the Security Registrar shall register the transfer of Definitive Notes. Prior to such registration of transfer, the requesting Holder shall present or surrender to the Security Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by his attorney, duly authorized in writing.

(e) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with the terms of the Senior Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary to reflect such increase.

SECTION 2.12. General Provisions Relating to Transfers and Exchanges.

(a) The Trustee and the Security Registrar will retain copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Note (or a beneficial interest therein), and the Company will have the right to inspect and make copies thereof at any reasonable time upon written notice to the Trustee or the Security Registrar, as the case may be.

(b) Each Holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Eighth Supplemental Indenture or applicable United States federal or state securities law.

(c) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Eighth Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among members of, or Participants or Indirect Participants in, the Depositary or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Eighth Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.13. Registrar and Paying Agent.

The Trustee shall initially serve as Security Registrar and Paying Agent for the Notes.

SECTION 2.14. Defeasance.

The provisions of Sections 14.02 and 14.03 of the Senior Indenture, together with the other provisions of Article Fourteen of the Senior Indenture, shall be applicable to the Notes. The provisions of Section 14.03 of the Senior Indenture shall apply to the covenants set forth in Sections 2.4 and 2.15 of this Eighth Supplemental Indenture and to those covenants specified in Section 14.03 of the Senior Indenture.

SECTION 2.15. Provision of Financial Information.

Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company shall, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject.

The Company shall also in any event (x) within 15 days of each Required Filing Date (i) if the Company is not then subject to Section 13 or 15(d) of the Exchange Act, transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 2.16. Waiver of Certain Covenants.

Notwithstanding the provisions of Section 10.09 of the Senior Indenture, the Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 10.04 to 10.08, inclusive, of the Senior Indenture, with Sections 2.4 and 2.15 of this Eighth Supplemental Indenture and with any other term, provision or condition with respect to the Notes (except any such term, provision or condition which could not be amended without the consent of all Holders of the Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all outstanding Notes, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

SECTION 2.17. No Sinking Fund.

The provisions of Article Twelve of the Senior Indenture shall not be applicable to the Notes.

SECTION 2.18. No Repayment at Option of Holders.

The provisions of Article Thirteen of the Senior Indenture shall not be applicable to the Notes.

SECTION 2.19. Designation of CBD Properties.

From time to time, the Company may designate one or more additional properties as CBD Properties by delivering an Officers’ Certificate, in substantially the form attached hereto as Exhibit B, to the Trustee (i) setting forth the name of such property and (ii) certifying that, in the good faith opinion of such officers, such property is located in the central business district of a CBD Market. Upon delivery of such Officers’ Certificate to the Trustee, such property shall be a CBD Property for all purposes of this Eighth Supplemental Indenture.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

SECTION 3.1. Ratification of Senior Indenture.

Except as expressly modified or amended hereby, the Senior Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved.

SECTION 3.2. Governing Law.

This Eighth Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York. This Eighth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

SECTION 3.3. Counterparts.

This Eighth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.4. Trustee.

The Trustee makes no representations as to the validity or sufficiency of this Eighth Supplemental Indenture. The statements and recitals herein are deemed to be those of the Company and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

BOSTON PROPERTIES LIMITED PARTNERSHIP

By:	Boston Properties, Inc., its general partner

By:	/s/ Michael E. LaBelle
	Name:	Michael E. LaBelle
	Title:	Senior Vice President,
Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A, as Trustee

By:	/s/ Peter M. Murphy
	Name:	Peter M. Murphy
	Title:	Vice President

SCHEDULE A

CBD PROPERTIES

Property	Location
Atlantic Wharf	Boston, MA

Prudential Center Properties	Boston, MA

Cambridge Center Marriott	Cambridge, MA

Cambridge Center Properties	Cambridge, MA

University Place	Cambridge, MA

601 Lexington Avenue	New York, NY

599 Lexington Avenue	New York, NY

Times Square Tower	New York, NY

399 Park Avenue	New York, NY

General Motors Building	New York, NY

125 West 55th Street	New York, NY

Two Grand Central Tower	New York, NY

540 Madison Avenue	New York, NY

Embarcadero Center Properties	San Francisco, CA

303 Almaden Boulevard	San Jose, CA

Metropolitan Square	Washington, DC

Market Square North	Washington, DC

1301 New York Avenue	Washington, DC

Capital Gallery	Washington, DC

500 E Street	Washington, DC

Sumner Square	Washington, DC

901 New York Avenue	Washington, DC

1330 Connecticut Avenue	Washington, DC

505 9th Street	Washington, DC

1333 New Hampshire Avenue	Washington, DC

635 Massachusetts Avenue	Washington, DC

2200 Pennsylvania Avenue	Washington, DC

SC-A-1

SCHEDULE B

CBD MARKETS

Los Angeles, California
Orange County, California
San Francisco, California
San Jose, California
Denver, Colorado
Washington, D.C.
Miami, Florida
Atlanta, Georgia
Chicago, Illinois
Baltimore, Maryland
Boston, Massachusetts
Cambridge, Massachusetts
Detroit, Michigan
Minneapolis, Minnesota
New York, New York
Portland, Oregon
Philadelphia, Pennsylvania
Dallas, Texas
Houston, Texas
Richmond, Virginia
Seattle, Washington

SC-B-1

EXHIBIT A

FORM OF NOTE

[Face of Note]

[If the Holder of this Note (as indicated below) is The Depository Trust Company (“DTC”) or a nominee of DTC, insert: Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and such Note issued is registered in the name of Cede & Co., or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until this Note is exchanged in whole or in part for Notes in certificated form, this Note may not be transferred except as a whole by DTC to a nominee thereof or by a nominee thereof to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.]

BOSTON PROPERTIES LIMITED PARTNERSHIP

5.875% Senior Notes due 2019

No.                                                                                                                                                                                             $

CUSIP No. 10112R AQ7

BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (herein referred to as the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to                     or registered assigns the principal sum of             Dollars on October 15, 2019 (the “Stated Maturity Date”) or earlier at the option of the Company as provided herein (the “Redemption Date”) and to pay interest thereon from October 9, 2009 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 15 and October 15 in each year (each, an “Interest Payment Date”), commencing April 15, 2010, at the rate of 5.875% per annum, until the principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Holder in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 31 or September 30 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date at the office or agency of the Company maintained for such purpose;

provided, however, that such interest may be paid, at the Company’s option, by mailing a check to such Holder at its registered address or by transfer of funds to an account maintained by such Holder within the United States. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Holder in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The principal of this Note payable on the Stated Maturity Date or the principal of, premium or Make-Whole Amount, if any, and, if the Redemption Date is not an Interest Payment Date, interest on this Note payable on the Redemption Date, will be paid against presentation of this Note at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest payable on this Note on any Interest Payment Date and on the Stated Maturity Date or Redemption Date, as the case may be, will include interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including October 9, 2009, if no interest has been paid on this Note) to but excluding such Interest Payment Date or the Stated Maturity Date or Redemption Date, as the case may be. If any Interest Payment Date or the Stated Maturity Date or Redemption Date falls on a day that is not a Business Day, as defined below, principal, premium or Make-Whole Amount, if any, and/or interest payable with respect to such Interest Payment Date or Stated Maturity Date or Redemption Date, as the case may be, will be paid on the next succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Stated Maturity Date or Redemption Date, as the case may be. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are required or authorized by law, regulation or executive order to close.

[If this Note is a Global Note, insert: All payments of principal, premium or Make-Whole Amount, if any, and interest in respect of this Note will be made by the Company in immediately available funds.]

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: October 9, 2009
BOSTON PROPERTIES LIMITED PARTNERSHIP
By: Boston Properties, Inc., its general partner

By:
Name: Michael E. LaBelle
Title: Senior Vice President,
Chief Financial Officer and
Treasurer

Attest:

Assistant Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, TRUST COMPANY, N.A.,
as Trustee

Dated: October 9, 2009	By:
Authorized Signatory

[Reverse of Note]

BOSTON PROPERTIES LIMITED PARTNERSHIP

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of December 13, 2002, as supplemented by Supplemental Indenture No. 8, dated as of October 9, 2009 (as so supplemented, herein called the “Indenture”), each between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of which this Note is a part), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of the Notes to be issued under such series is initially limited to $700,000,000 (except for Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of other Notes). All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

If an Event of Default, as defined in the Indenture, with respect to the Notes shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Notes are subject to redemption, at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to (x) if the Notes are redeemed more than 90 days prior to the Stated Maturity Date, the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of (A) the present values as of the Redemption Date of the remaining scheduled payments of principal and interest thereon from the Redemption Date to the date of Maturity (except for currently accrued but unpaid interest) discounted to the Redemption Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the applicable Treasury Yield, plus 40 basis points (the “Make-Whole Amount”), plus (B) accrued and unpaid interest to the Redemption Date or (y) if the Notes are redeemed 90 days or fewer prior to the Stated Maturity Date, 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the Redemption Date.

Notice of redemption will be given by first-class mail to Holders of Notes, not less than 30 nor more than 60 days prior to the Redemption Date, all as provided in the Indenture.

In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of all Notes issued under the Indenture at the time Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all such Notes, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount, in certain instances, of the Outstanding Notes of any series to waive, on behalf of all of the Holders of Notes of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium or Make-Whole Amount, if any) and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register of the Company upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of (and premium or Make-Whole Amount, if any) and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations but otherwise having the same terms and conditions, as requested by the Holder hereof surrendering the same.

The Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No Holder shall have any recourse under or upon any obligation, covenant or agreement contained in the Indenture, or any indenture supplemental thereto, or this Note, or because of any indebtedness evidenced hereby or thereby, including the payment of the principal of or premium or Make-Whole Amount, if any, or the interest on this Note, or for any claim based hereon or thereon, or otherwise in respect hereof or thereof, against (i) Boston Properties or any other past, present or future partner in the Company, (ii) any other person or entity which owns an interest, directly or indirectly, in any partner of the Company, or (iii) any past, present or future stockholder, employee, officer or director, as such, of the Company or Boston Properties or any successor under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each Holder of this Note, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Note.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

EXHIBIT B

FORM OF

OFFICERS’ CERTIFICATE

Reference is made to Supplemental Indenture No. 8, dated as of October 9, 2009 (the “Eighth Supplemental Indenture”), between Boston Properties Limited Partnership (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee. Pursuant to Section 2.19 of the Eighth Supplemental Indenture, each of the undersigned officers of Boston Properties, Inc., the general partner of the Company, hereby certifies that in his good faith judgment the properties listed on the schedule attached hereto are located in a central business district of a CBD Market (as such term is defined in the Eighth Supplemental Indenture). In accordance with Section 2.19 of the Eighth Supplemental Indenture, each such property listed on such schedule shall be a CBD Property for all purposes of the Eighth Supplemental Indenture.

Name:
Title:

Name:
Title:

Dated:

C-1